Exhibit 99.1

Microbot Medical® Commences Full Market Release (FMR) of the LIBERTY® Endovascular Robotic System in the U.S. at the Society of Interventional Radiology (SIR) Annual Scientific Meeting

Successful Execution of the Limited Market Release (LMR) Includes Adoption by Globally Recognized Healthcare Systems in the U.S. Market and Demonstrates Broad Market Scalability in Key Endovascular Procedures

HINGHAM, Mass., April 13, 2026 -- Microbot Medical Inc. (Nasdaq: MBOT), developer and distributor of the innovative LIBERTY® Endovascular Robotic System, today announced that it has successfully executed its limited market release (LMR) and will commence its full market release (FMR) in the U.S. as planned. To date, LIBERTY has been adopted by multiple healthcare systems with dozens of hospitals in their networks, including globally recognized hospitals such as Emory Healthcare and Tampa General Hospital. Microbot considers this achievement a reflection of the highly effective execution of the LIBERTY System’s LMR and positions the Company to commence the FMR of the LIBERTY System as originally planned, at the Society of Interventional Radiology (SIR) Annual Scientific Meeting, being held in Toronto, ON, Canada, from April 11-15.

The LIBERTY system is creating an entirely new category as the only FDA-cleared, single-use, remotely operated robotic system. It has been successfully used commercially across a variety of procedures, including Prostate Artery Embolization (PAE), Uterine Fibroid Embolization (UFE), Genicular Artery Embolization (GAE), Y90 mapping, Y90 deliveries, and peripheral arterial interventions. Physicians have highlighted LIBERTY’s precision, short learning curve, fast setup, the ability to use their preferred wires and catheters, as well as the potential to improve efficiency by reducing procedure time and number of instruments used to perform such procedures.

In preparation for the FMR, the Company has further enhanced its commercial team core capabilities by adding salespeople in key locations and broadening its sales footprint from four to eight sales territories, with a goal of having 12 territories across the U.S. by the end of 2026.

“We successfully achieved our goals for the limited market release of the LIBERTY System, including its adoption by leading hospitals across multiple peripheral procedures, giving us the momentum to commence, as planned, the full market release at the SIR conference,” commented Harel Godot, Chairman, President & CEO. “It’s exciting to see the level of enthusiasm among our existing customers, first when they initially use LIBERTY, utilizing it across multiple procedures, and then as they expand it to other hospital sites within their network. The variety of case types shows the system’s flexibility, and its ease of use is generating high customer satisfaction. I also believe the level of customer adoption during the limited market release in such a short time further demonstrates a shorter sales cycle compared to traditional surgical robots, which is another key differentiator and one we believe will lead to accelerated adoption.”

SIR represents over 8,000 practicing interventional radiology physicians, trainees, medical students, scientists, and clinical associates. This will be the first opportunity for the Company to showcase the LIBERTY system at the conference, which features its primary addressable U.S. target market.

SIR, along with the Cardiovascular and Interventional Radiological Society of Europe (CIRSE) have recently adopted new guidelines, which were published in CardioVascular and Interventional Radiology (CVIR), and endorsed by at least eight other medical societies. These guidelines cover updated evidence, address new exposure sources such as CT-guided procedures and radioembolization, and radiation protection during pregnancy for female practitioners, as well as addresses musculoskeletal risks for interventional radiology staff. This follows a recent American Medical Association (AMA) policy adopted late last year to strengthen protections for health care professionals from occupational exposure to ionizing radiation.

“This year’s SIR conference is a pivotal moment for Microbot Medical, and the timing of the conference represents an optimal opportunity for our team to leverage the market feedback to commence the full market release of the LIBERTY System,” added Mr. Gadot. “Our targeted end users will be in attendance, and we plan to engage with them directly, enhancing our opportunities over the coming months as we broaden our presence in existing territories and expand into new ones.”

The Company plans to meet with physicians and other stakeholders, to showcase the LIBERTY system at booth #423, and to further educate physicians on the system’s full capabilities to accelerate market adoption in the U.S.

LIBERTY is the only FDA cleared, single-use, remotely operated robotic system for peripheral endovascular procedures. It is designed for precise vascular navigation while aiming to reduce radiation exposure and physical strain, addressing key clinical and operational challenges faced by interventional radiology teams.

About Microbot Medical

Microbot Medical Inc. (NASDAQ: MBOT) is a commercial stage medical device company focused on transforming endovascular procedures through advanced robotic technology. Microbot’s LIBERTY® Endovascular Robotic System is the world’s first FDA cleared single-use, remotely operated robotic solution designed for precision, efficiency and safety. Backed by a strong intellectual property portfolio and a commitment to innovation, Microbot is driving the future of endovascular care.

Learn more at www.microbotmedical.com and connect on LinkedIn and X.

Safe Harbor

Statements to future financial and/or operating results, future adoption of products, future growth in research, technology, clinical development, commercialization and potential opportunities for Microbot Medical Inc. and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Any statements that are not historical fact (including, but not limited to statements that contain words such as “contemplates,” “continues,” “could,” “forecasts,” “intends,” “may,” “might,” “possible,” “potential,” “predicts,” “projects,” “should,” “would,” “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements involve risks and uncertainties, including, without limitation, market conditions, risks inherent in the commercialization of the LIBERTY® Endovascular Robotic System, and in the development of future versions of or applications for the system, uncertainty in the results of regulatory pathways and regulatory approvals, uncertainty resulting from political, social and geopolitical conditions, particularly any changes in personnel or processes or procedures at the FDA and announcements of tariffs on imports into the U.S., disruptions resulting from new and ongoing hostilities between Israel and the Palestinians, Iran and other neighboring countries, and maintenance of intellectual property rights. Additional information on risks facing Microbot Medical® can be found under the heading “Risk Factors” in Microbot Medical’s periodic reports filed with the Securities and Exchange Commission (SEC), which are available on the SEC’s web site at www.sec.gov. Microbot Medical® disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Contacts:

IR@microbotmedical.com

Media@microbotmedical.com